Exhibit 21 - Subsidiaries of Registrant

State of Incorporation
Name of Subsidiary                                                                       or Organization

Your Community Bank                                                                           Indiana
CBSI Holdings, Inc.                                                                            Nevada
CBSI Investments, Inc.                                                                      Nevada
CBSI Investment Portfolio Management, LLC                           Nevada
CBSI Development Fund, Inc.                                                          Indiana
First Community Service Corporation                                             Indiana
Nelson Service Corporation                                                          Kentucky

The Scott County State Bank                                                               Indiana